Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Houston, Texas, March 3, 2011 - Dune Energy, Inc. (NYSE AMEX:DNE) today announced results for the fourth quarter and calendar year 2010.

Revenue and Production

Revenue for the fourth quarter totaled $15.7 million and $64.2 million for the full year 2010. This compares with $17.0 million and $52.2 million for the fourth quarter and full year 2009, respectively. Production volumes in the fourth quarter were 1.7 Bcfe and 7.3 Bcfe for the full year 2010. This compares with 2.7 Bcfe for the fourth quarter of 2009, and 7.8 Bcfe for the full year 2009. In 2010, the average sales price of oil was $77.62 per barrel, and $4.95 per Mcf for natural gas, as compared with $58.21 per barrel and $4.36 per Mcf, respectively for 2009. The primary reasons behind the increase in revenue were higher sales prices in 2010 versus 2009. Oil prices increased 33% and gas prices increased 14% from 2009 levels. During 2010 all oil accounted for 48% of the production volumes from continuing operations.

Costs and Expenses

Total operating expense including all categories was $25.6 million for 2010 as compared to $28.4 million for 2009 or $3.51 and $3.65 per Mcfe produced respectively. Operating costs were reduced 10% in 2010 versus 2009 while production volumes were down 6%.

DD&A expense was $5.1 million for the fourth quarter and $27.1 million for 2010. Cash G&A expense totaled $2.1 million for the fourth quarter and $9.3 million for 2010. Cash G&A for 2009 was $10.2 million. The $0.9 million decrease or 9% reflects fewer employees and overall stringent cost controls. Stock-based compensation was $1.8 million for the full year 2010 and $4.1 million in 2009. Stock based compensation reflects awards made when the stock price was much higher than current levels. Interest and financing expense was $8.2 million for the fourth quarter and $32.3 million for 2010 primarily associated with payment of interest on $300 million of Senior Secured Notes and borrowings under our $40 million term loan. We recorded a $34.6 million pre-tax non-cash impairment charge associated with oil and gas properties in 2010. This non-cash charge was primarily related to the expired drilling and leasehold costs on two fields and poor performance on four other fields. In 2009, the non-cash impairment charge was $2.9 million.

Earnings

Net loss available to common shareholders totaled $34.6 million for the fourth quarter of 2010 and $101.9 million for the full year 2010. This compares with a $95.9 million loss in 2009. Preferred stock dividends were $26.4 million. The Company recorded a gain of $1.4 million on derivatives associated with its hedge position. This gain consisted of a $1.6 million unrealized gain on changes in mark-to-market valuations offset by a $.2 million cash loss on settlements of hedges. Net loss per share both basic and fully diluted for the year was $2.52, based on 40.5 million weighted average shares outstanding.

2009 Capital, Year End Reserves and 2010 Budget

Total capital expended in 2010 was $8.8 million. Capital was severely constrained to stay within cash flow and the various covenants of our credit agreements.

Year end 2010 proved reserves, as prepared by DeGoyler and MacNaughton, were 5.7 million barrels of oil and 48.6 billion cubic feet of gas or 82.7 Bcfe. This compares to 105.5 Bcfe at year-end 2009. During 2010 we sold 12.2 Bcfe of non-core reserves, produced 7.8 Bcfe and recorded a 2.2 Bcfe negative revision from various fields. Proved Developed Producing (PDP) Reserves were 29.7 Bcfe or 36% of the total, Proved Developed Non Producing (PDNP) reserves were 24.7 Bcfe or 30% of the total and Proved Undeveloped (PUD) reserves were 28.3 Bcfe or 34% of the total. DeGolyer and McNaughton also evaluated probable and possible reserves. Probable and possible reserves were 5.5 Bcfe and 3.3 Bcfe respectively. The PV at a 10% discount for the proved reserves was $214.5 million, $21.9 million for the probable reserves and $2.5 million for the possible reserves for a total of $238.9 million. This value was based on pricing guidelines established by the SEC and FASB. Oil prices were held constant at $76.05 per barrel of oil and gas prices were held constant at $4.38 per Mcf of gas. Using NYMEX strip pricing on December 31, 2010 would have resulted in proved reserves of 84.4 Bcfe, probable reserves of 5.5 Bcfe and possible reserves of 3.9 Bcfe. The PV at a 10% discount of these reserves was $289.4 million for proved reserves, $26.8 million for probable reserves and $5.5 million for possible reserves for a total PV of $321.7 million.

Liquidity and Capital Structure

Liquidity and $40 MM Term Loan

As of the end of the quarter we had $23.7 MM in available cash and $23.8 million in restricted cash consisting of $8 million as collateral for P&A bonds and $15.8 held in escrow for the June 2011 interest payment on the $300 million of senior secured notes. The term loan is fully drawn at $40 million with a maturity of March of 2012.

$300 Million Senior Secured Notes

During 2010, the $15.75 million was paid on June 1st and December 1st fulfilling all obligations associated with the notes. Restricted cash has been reserved for the June 2011 interest payment. The notes mature in June of 2012.

Redeemable Convertible Preferred Stock

At year-end 2010, there were 207,912 shares issued and outstanding of the convertible Preferred stock. During 2010, 8,016 shares of Preferred stock were converted into 1.3 million common shares. As of year end there were 41.9 million common shares outstanding.

Through February 22, 2011 an additional 44, 239 preferred shares have converted into approximately 5.1 new common shares. This reduces the outstanding preferred sharers to 163,673 and results in outstanding common shares increasing to approximately 49 million shares.

2011 Capital Program

During 2011, we anticipate capital for drilling and completing the S prospect at Garden Island Bay (SL 214 #916 well) and our interest in the drilling and completion of the subsalt well to be approximately $14 million. Total capital anticipated for 2011 will be approximately $25 million with the additional $11 million designated mainly for maintenance capital and PUD conversions in our various fields.

James A. Watt, President and CEO of the company stated, “In the first half of 2011 we will see results from two significant new wells in our Garden Island Bay field. These results will be critical in formulating a plan for the long term future of all stake holders of the company.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

Dune Energy, Inc.

Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS
Current assets:
Cash	$23,670,192	$15,053,571
Restricted cash	15,753,441	—
Accounts receivable	9,862,849	15,026,945
Assets held for resale	—	36,526,883
Prepayments and other current assets	2,542,624	2,724,666

Total current assets	51,829,106	69,332,065

Oil and gas properties, using successful efforts accounting - proved	526,760,643	541,705,920
Less accumulated depreciation, depletion, amortization and impairment	(294,566,739)	(245,531,157)

Net oil and gas properties	232,193,904	296,174,763

Property and equipment, net of accumulated depreciation of $2,817,158 and $2,247,220	527,357	1,215,123
Deferred financing costs, net of accumulated amortization of $1,456,592 and $1,565,280	786,087	1,026,445
Other assets	12,049,829	4,427,826

	13,363,273	6,669,394

TOTAL ASSETS	$297,386,283	$372,176,222

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,953,863	$11,760,370
Accrued liabilities	13,367,402	21,656,922
Derivative liability	—	1,596,545
Short-term debt	1,395,237	1,579,308
Preferred stock dividend payable	2,206,000	1,985,000

Total current liabilities	23,922,502	38,578,145

Long-term debt, net of discount of $4,781,310 and $7,737,553	335,218,690	316,262,447
Other long-term liabilities	12,548,062	17,640,000

Total liabilities	371,689,254	372,480,592

Commitments and contingencies	—	—

Redeemable convertible preferred stock, net of discount of $4,964,014 and $7,205,812, liquidation preference of $1,000 per share, 750,000 shares designated, 207,912 and 192,050 shares issued and outstanding	202,947,986	184,844,188

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 41,912,723 and 39,801,796 shares issued and outstanding	41,912	39,802
Treasury stock, at cost (128,388 and 68,089 shares)	(62,920)	(48,642)
Additional paid-in capital	81,040,691	97,600,721
Accumulated deficit	(358,270,640)	(282,740,439)

Total stockholders’ deficit	(277,250,957)	(185,148,558)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$297,386,283	$372,176,222

Dune Energy, Inc.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2010	2009

Revenues	$64,188,647	$52,244,513

Operating expenses:
Lease operating expense and production taxes	25,612,598	28,426,868
Accretion of asset retirement obligation	1,822,959	1,599,555
Depletion, depreciation and amortization	27,054,118	30,039,263
General and administrative expense	11,156,379	14,321,383
Impairment of oil and gas properties	34,562,104	2,874,000

Total operating expense	100,208,158	77,261,069

Operating loss	(36,019,511)	(25,016,556)

Other income (expense):
Interest income	4,067	45,054
Interest expense	(37,424,038)	(35,192,809)
Gain (loss) on derivative liabilities	1,382,938	(2,780,933)

Total other income (expense)	(36,037,033)	(37,928,688)

Loss on continuing operations	(72,056,544)	(62,945,244)
Income (loss) on discontinued operations	(3,473,657)	3,813,803

Net loss	(75,530,201)	(59,131,441)
Preferred stock dividend	(26,418,537)	(36,727,085)

Net loss available to common shareholders	$(101,948,738)	$(95,858,526)

Net loss per share:
Basic and diluted from continuing operations	$(2.43)	$(3.58)
Basic and diluted from discontinued operations	(0.09)	0.14

Total basic and diluted	$(2.52)	$(3.44)

Weighted average shares outstanding:
Basic and diluted	40,457,296	27,846,561

Comprehensive loss:
Net loss	$(75,530,201)	$(59,131,441)
Other comprehensive income	—	3,709,177

Comprehensive loss	$(75,530,201)	$(55,422,264)

Dune Energy, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(75,530,201)	$(59,131,441)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (income) from discontinued operations	3,473,657	(3,813,803)
Depletion, depreciation and amortization	27,054,118	30,039,263
Amortization of deferred financing costs and debt discount	5,060,064	3,250,872
Stock-based compensation	1,766,880	4,145,712
Impairment of oil and gas properties	34,562,104	2,874,000
Accretion of asset retirement obligation	1,822,959	1,599,555
Loss (gain) on derivative liabilities	(1,596,545)	9,506,580
Changes in:
Accounts receivable	5,906,957	(774,980)
Prepayments and other assets	182,042	931,379
Payments made to settle asset retirement obligations	(1,617,300)	(594,476)
Accounts payable and accrue liabilities	(13,302,050)	(8,261,725)

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	(12,217,315)	(20,229,064)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	2,857,240	9,172,706

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(9,360,075)	(11,056,358)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(1,950,956)	(12,932,109)
Increase in restricted cash	(23,753,441)	—
Purchase of furniture and fixtures	2,651	(4,452)
Decrease (increase) in other assets	377,997	1,077,419

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES - CONTINUING OPERATIONS	(25,323,749)	(11,859,142)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES - DISCONTINUED OPERATIONS	29,347,980	(1,088,070)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	4,024,231	(12,947,212)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	40,000,000	24,000,000
Proceeds from short-term debt	15,594,556	2,030,539
Increase in loan costs	(1,863,464)	—
Payments on short-term debt	(39,778,627)	(2,464,930)

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,952,465	23,565,609

NET CHANGE IN CASH BALANCE	8,616,621	(437,961)
Cash balance at beginning of period	15,053,571	15,491,532

Cash balance at end of period	$23,670,192	$15,053,571

SUPPLEMENTAL DISCLOSURES
Interest paid	$32,093,632	$31,881,106
Income taxes paid	—	—
	—

NON-CASH DISCLOSURES
Redeemable convertible preferred stock dividends	$24,176,739	$34,752,970
Asset retirement obligation revision	(5,040,246)	1,256,447
Accretion of discount on preferred stock	2,241,800	1,974,115
Common stock issued for conversion of preferred stock	8,016,000	71,547,000

Dune Energy, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years ended December 31, 2010 and 2009

					Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2008	19,225,816	19,226	(6,802)	(8,332)	50,232,715	(3,709,177)	(223,608,998)	(177,074,566)
Conversion of preferred stock	19,167,799	19,169			71,527,831			71,547,000
Purchase of treasury stock			(61,287)	(40,310)				(40,310)
Amortization and reclass of OCI						3,709,177		3,709,177
Restricted stock issued	1,431,480	1,430			(1,430)			—
Restricted stock cancelled	(23,299)	(23)			23			—
Stock-based compensation					4,145,712			4,145,712
Preferred stock dividends					(26,330,015)			(26,330,015)
Accretion of discount on preferred stock					(1,974,115)			(1,974,115)
Net loss							(59,131,441)	(59,131,441)

Balance at December 31, 2009	39,801,796	39,802	(68,089)	(48,642)	97,600,721	—	(282,740,439)	(185,148,558)
Conversion of preferred stock	1,341,316	1,341			8,014,659			8,016,000
Purchase of treasury stock			(60,299)	(14,278)				(14,278)
Restricted stock issued	943,345	943			(943)			—
Restricted stock cancelled	(173,734)	(174)			174			—
Stock-based compensation					1,766,880			1,766,880
Preferred stock dividends					(24,099,000)			(24,099,000)
Accretion of discount on preferred stock					(2,241,800)			(2,241,800)
Net loss							(75,530,201)	(75,530,201)

Balance at December 31, 2010	41,912,723	$41,912	(128,388)	$(62,920)	$81,040,691	$—	$(358,270,640)	$(277,250,957)